New Alternatives Fund Inc.
Attachment for form NSAR of 12/31/05

Item 77C:  Submission of matters to a vote of security holders

A) THE DATE OF THE ANNUAL MEETING OF SHAREHOLDERS WAS SEPTEMBER 23, 2005*.

*The shareholder meeting was adjourned until November 15, 2005 (90 days after the record date) so that sufficient votes might be cast to represent a quorum on the proxy proposal to permit the fund to invest in foreign companies without the then existing 35% percentage of assets limitation.)

B) THE MEETING INCLUDED THE ELECTION OF DIRECTORS. THE DIRECTORS ELECTED
WERE:

Maurice L Schoenwald, David J Schoenwald, Sharon Reier,
John Breitenbach,   Preston Pumphrey, Murray Rosenblith,
Susan Hickey* and Jonathan Beard *.
* (new directors)

C) EACH MATTER VOTED UPON AT THE MEETING:

1. To elect eight Directors to serve for the ensuing year.

                             For             Withhold
Maurice L Schoenwald      1,103,133           7,940
David J Schoenwald        1,104,468           6,605
Sharon Reier              1,104,901           6,172
John C Brietenbach Jr.    1,103,736           7,337
Preston Pumphrey          1,104,336           6,737
Murray Rosenblith         1,102,832           8,241
Susan Hickey              1,103,786           7,287
Jonathan Beard            1,103,360           7,713


2. To consider and act upon a Proposal to Amend Item 16
(Investment Restriction-Foreign Securities) of the Fund's
Statement of Additional Information ("a fundamental investment policy") which presently restricts investments to no more than 35% of assets in shares of foreign issuers.
The proposed amendment would eliminate the restriction on the percentage of net assets permitted to be invested in foreign companies.

The proposal was approved.

          Votes For:              859,142
          Against:                 37,414
          Abstain:                 24,613
          Broker Non-Vote:        189,904

Total:                          1,111,073

3. To consider and act upon a proposal to ratify the Directors selection of the firm of Joseph A Don Angelo CPA as Registered Independent
Certified Public Accountant of the Fund for its fiscal year ending December 31, 2006.

The selection was ratified.

For:                   1,054,919
Against:                   2,437
Abstain                   53,717

4. To transact such other business as may properly come before the meeting or any adjournment thereof.